SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the
                   Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or
    Section 240.14a-12

                        WATKINS-JOHNSON COMPANY
            (Name of Registrant as Specified In Its Charter)

                           RICHARD G. BELL
              (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration number, or the Form or Schedule and the date of its filing.

                         WATKINS-JOHNSON COMPANY

                             3333 HILLVIEW AVENUE
                            STANFORD RESEARCH PARK
                         PALO ALTO, CALIFORNIA 94304

   DEAN A. WATKINS                                         W. KEITH KENNEDY, JR.
CHAIRMAN OF THE BOARD                                            PRESIDENT

H. RICHARD JOHNSON
   VICE CHAIRMAN


                                MARCH 6, 1995

Dear Shareowner:

   We, as well as all of the other  officers and  directors  of  Watkins-Johnson
Company, cordially invite you to attend the Company's Annual Meeting of Shareowners, to be held at 10:00 o'clock in the morning on Saturday, April 8, 1995, at the main office of the Company, 3333 Hillview Avenue, Stanford Research Park, Palo Alto, California 94304.

   In addition to conducting the business of the meeting, we will report to you on the progress of the Company and attempt to answer any questions you may have.

   Please plan to come, but whether you can or cannot, please complete and return the enclosed proxy card--your participation is important.

                                             Sincerely yours,


                                             /s/ Dean Watkins
                                             -------------------------
                                             Dean A. Watkins


                                             /s/ Dick Johnson
                                             -------------------------
                                             H. Richard Johnson


                                             /s/ W. Keith Kennedy
                                             -------------------------
                                             W. Keith Kennedy, Jr.

                            WATKINS-JOHNSON COMPANY

                    NOTICE OF ANNUAL MEETING OF SHAREOWNERS
                            SATURDAY, APRIL 8, 1995
                                   10:00 A.M.


TO THE SHAREOWNERS:

     The Annual Meeting of Shareowners of Watkins-Johnson Company will be held at the Company's main office, 3333 Hillview Avenue, Stanford Research Park, Palo Alto, California 94304 on Saturday, April 8, 1995, at 10:00 a.m. to take action upon the following matters:

     1. The election of directors for the ensuing year.

     2. The approval of the appointment of independent public accountants for 1995.

     3. The transaction of such other business as may properly come before the meeting.

     Only shareowners of record at the close of business on February 9, 1995 are entitled to notice of and to vote at this meeting and any adjournment or postponement thereof.

                                        By Order of the Board of Directors



                                        Carol H. Roosen, Secretary

Palo Alto, California
March 6, 1995


     WHETHER OR NOT YOU PLAN TO ATTEND THIS MEETING, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                               PROXY STATEMENT

     The accompanying proxy is solicited on behalf of the Board of Directors of Watkins-Johnson Company, a California corporation (the "Company"), for use at the Annual Meeting of Shareowners of the Company to be held at 10:00 a.m. on Saturday, April 8, 1995, and at any adjournment of the annual meeting, to act upon the matters set forth in the accompanying notice. This Proxy Statement and the form of proxy, together with the Company's 1994 Annual Report, were first mailed to shareowners on or about March 6, 1995.

                              VOTING SECURITIES

     Only shareowners of record at the close of business on February 9, 1995 are entitled to notice of and to vote at the annual meeting. On that date, the Company had outstanding 7,597,731 shares of common stock. Owners of common stock are entitled to one vote for each share held. In the election of directors, each shareowner has cumulative voting rights and is entitled to as many votes as equal the number of shares held by such shareowner multiplied by the number of directors to be elected, which votes may be cast for a single candidate or distributed among any or all of the candidates. However, no shareowner is entitled to cumulate votes unless the shareowner, or any other shareowner, has given notice at the meeting before the voting of such intention to cumulate votes.

                   SOLICITATION AND REVOCABILITY OF PROXIES

     If the enclosed proxy card is properly signed and returned, the shares represented thereby will be voted at the annual meeting in accordance with the instructions specified thereon. If the proxy does not specify how the shares represented thereby are to be voted, the proxy will be voted as recommended by the Board of Directors. If the shares are held in trust under the Company's employee stock ownership plans, the shares represented will be voted by the Trustee, as directed by the participant, pursuant to the plans. Any shareowner signing a proxy in the form accompanying this proxy statement has the power to revoke it prior to or at the annual meeting. A proxy may be revoked by a written notice delivered to the Secretary of the Company stating that the proxy is revoked, by a subsequent proxy signed by the person who signed the earlier proxy, or by attendance at the annual meeting and voting in person.

     The expense of soliciting proxies will be paid by the Company. Following the original mailing of the proxies and soliciting materials, employees of the Company may solicit proxies by mail, telephone, telegraph and personal interviews. The Company will request brokers, custodians, nominees and other record holders to forward copies of the proxies and soliciting materials to persons for whom they hold shares of the Company's common stock and to request authority for the exercise of proxies; in such cases the Company will reimburse such holders for their reasonable expenses. Proxies will also be solicited on behalf of management by the firm of D. F. King & Co., Inc., whose fee ($8,500) and out-of-pocket expenses will be paid by the Company.

                    VOTING RESULTS AT LAST ANNUAL MEETING

     There were 6,801,444 shares present and voting or withholding authority to vote at the Company's Annual Meeting of Shareowners held on April 9, 1994, for the purpose of electing directors, and for approval of the appointment of independent public accountants. A majority vote was required for each of these proposals. All nominees for director were elected by 98% or more of the votes cast, and the appointment of Deloitte & Touche as the Company's independent public accountants was approved by 99.8% of the votes cast.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS & MANAGEMENT

     The following table sets forth information as of December 31, 1994 with respect to the ownership of the Company's common stock by any person who is known to the Company to be the beneficial owner of more than 5% of the Company's common stock, by all directors, by the chief executive officer and four other highly compensated officers, and by all directors and officers of the Company as a group.

                                                AMOUNT AND
                                                 NATURE OF
                                                BENEFICIAL
     BENEFICIAL OWNER                            OWNERSHIP     PERCENT
     -------------------------------------    -------------   ---------
           None

     DIRECTORS AND OFFICERS
     Dean A. Watkins ......................      255,860           3.4
     H. Richard Johnson ...................       30,259            *
     W. Keith Kennedy, Jr. ................      141,761(1)        1.9
     John J. Hartmann .....................        7,647(1)         *
     Rita Ricardo-Campbell ................        9,037(1)         *
     Jack L. Shepard ......................       11,947(1)         *
     Von R. Eshleman ......................       12,047(1)         *
     Raymond F. O'Brien ...................       13,047(1)         *
     William R. Graham ....................       11,347(1)         *
     Gary M. Cusumano .....................          100            *
     Robert L. Prestel ....................          100            *
     Keith D. Gilbert .....................      111,656(1)        1.5
     James L. Schram ......................       46,424(1)         *
     Richard G. Bell ......................       22,509(1)         *
     All directors and officers as a group
      (18 persons) ........................      709,534(1)        9.4
     ----------
      * less than 1% of shares outstanding

(1) The amounts shown include shares covered by options exercisable within 60 days of December 31, 1994, as follows: 104,300 shares, W. Keith Kennedy; 7,047 shares each, John J. Hartmann, and Rita Ricardo-Campbell; 11,047 shares, Jack L. Shepard, Von R. Eshleman, Raymond F. O'Brien and William R. Graham; 96,467 shares, Keith D. Gilbert; 44,000 shares, James L. Schram; 20,700 shares, Richard G. Bell; and 351,448 shares, all directors and officers as a group. Also included are 649, 649, 509, and 1,809 shares for Messrs. Kennedy, Gilbert, Schram, and Bell, respectively, which are allocated to their accounts, and 5,720 shares allocated to the accounts of all officers under the Company's employee stock ownership plans as of December 31, 1994, according to the plans' administrator. Dr. Watkins does not participate in the employee stock ownership plans.

                             ELECTION OF DIRECTORS
                             (ITEM 1 ON PROXY CARD)

     At the annual meeting in 1995, there are eight nominees standing for election, each to hold office until his successor is elected, or until death, resignation or removal. All of the nominees are presently directors who were elected by the shareholders, except for Mr. Gary M. Cusumano and Mr. Robert L. Prestel, who were elected by the Board in September 1994. Directors Rita Ricardo-Campbell, a director since 1974, and Von R. Eshleman, a director since 1980, have decided not to stand for reelection to the Board. In addition, the Company is saddened to report the death of Director Jack L. Shepard in December 1994. Pursuant to the Company's Bylaws, the number of directors may not be less than seven nor more than eleven. The number currently fixed by resolution is eight. Shares represented by the accompanying proxy will be voted for the election of the nominees recommended by the Board of Directors, who are named in the following table, unless the proxy is marked in such a manner as to withhold authority so to vote. The affirmative vote of a majority of the common stock voting at the annual meeting is required to elect any director. The Company has no reason to believe that the nominees will not be available for election to serve their prescribed terms. However, if any nominee for any reason is unable to serve or for good cause will not serve, the proxy may be voted for such substitute nominee as the persons appointed in the proxy may in their discretion determine.

     The following sets forth certain information concerning the nominees as of December 31, 1994, which is based on data furnished by them.

                      NOMINEES FOR ELECTION AS DIRECTORS

PHOTO     DEAN A. WATKINS
OF
DEAN      Chairman of the Board, Watkins-Johnson Company.
A.
WATKINS   Director since 1957.

          Dr. Watkins, 72, has been Chairman of the Board since 1967. He is a member of the Board of Regents, University of California (Chairman, 1972-74); and the Board of Overseers, Hoover Institution on War, Revolution and Peace (Chairman, 1971-73 and 1985-86). He is a Fellow of the Institute of Electrical and Electronics Engineers and of the American Association for the Advancement of Science, and a member of the National Academy of Engineering. He is a former member of the Board of Directors, California Chamber of Commerce (President, 1981); a former Trustee of Stanford University, and a former member of the White House Science Council.


PHOTO     H. RICHARD JOHNSON
OF
H.        Vice Chairman of the Board, Watkins-Johnson Company.
RICHARD
JOHNSON   Director since 1957.

          Dr. Johnson, 68, was President and Chief Executive Officer of the Company from 1973 through 1987, and became Vice Chairman on December 31, 1987. He is a member of the National Academy of Engineering and a Fellow of the Institute of Electrical and Electronics Engineers. He is past President of the Stanford Area Council, Boy Scouts of America; and has served as a Director of the National Association of Manufacturers, the Santa Clara County Manufacturing Group and the Tech Museum of Innovation.

PHOTO     W. KEITH KENNEDY, JR.
OF
W.        President and Chief Executive Officer,  Watkins-Johnson Company.
KEITH
KENNEDY,  Director since 1987.
JR.
          Dr. Kennedy, 51, has been President and Chief Executive Officer of the Company since December 31, 1987. Dr. Kennedy joined the Company in 1968, and was a Division Manager, Group Vice President and Vice President of Planning Coordination and Shareowner Relations prior to becoming President. He is a member of the Board of Directors of the Joint Venture Silicon Valley Network; a member of the Executive Board of the Stanford Area Council, Boy Scouts of America; a member of the Norcal Council Executive Committee, American Electronics Association; a member of the Executive Board of The Center for Quality
          Management--West; and is a senior member of the Institute of Electrical and Electronics Engineers.


PHOTO     JOHN J. HARTMANN
OF
JOHN      Financial Consultant.
J.
HARTMANN  Director since 1966.

          Mr. Hartmann, 76, is Chairman of the Audit Committee of the Board of Directors of the Company. He was a member of the Board of Directors of the Company from 1958 to 1961. From 1967 to 1970 he was a general partner of J. Barth & Company, investment bankers, and prior to that was Chief Financial and Planning Officer of Kern County Land Company. Since 1970, Mr. Hartmann has had extensive experience as a director of and consultant to developing companies involving widely-diverse fields of activity. He has also been active as a board member and executive in civic organizations, primarily in the areas of youth activities and minority affairs.


PHOTO     RAYMOND F. O'BRIEN
OF
RAYMOND   Chairman of the Board, Consolidated Freightways, Inc., Palo Alto,
F.           California.
O'BRIEN
          Director since 1986.

          Mr. O'Brien, 71, is Acting Chairman of the Compensation Committee of the Board of Directors of the Company. He is a Director of Champion Road Machinery, Ltd., and a Director of Transamerica Corporation. He is a former Director of Union Bank and the Mont La Salle Vineyards. He is also a former member of the Executive Committee of the American Trucking Association, a former Trustee of the ATA Foundation and former Chairman of the Western Highway Institute.


PHOTO     WILLIAM R. GRAHAM
OF
WILLIAM   Senior Vice President, The Defense Group, Inc., Falls Church,
R.           Virginia.
GRAHAM
          Director since 1989.

          Dr. Graham, 56, is a member of the Audit and Compensation Committees of the Board of Directors of the Company. He was formerly a Director and President of C-COR Electronics, Inc., and has served as a business and management consultant. He left government service in 1989 after having been Science Advisor to the President and Director of the Office of Science and Technology Policy; Chairman of the Federal Coordinating Council on Science, Engineering and Technology; and Chairman of the Joint Telecommunications Resources Board from 1986 to 1989. He is former Deputy Administrator of the National Aeronautics and Space Administration, and former Chairman of the President's General Advisory Committee on Arms Control and Disarmament. In 1971 he was a founder of R&D Associates, a defense technology company, where he served until 1985.

PHOTO     GARY M. CUSUMANO
OF
GARY      President, The Newhall Land and Farming Company, Valencia, California.
M.
CUSUMANO Mr. Cusumano, 51, was elected to the Board of Directors on September 29, 1994 to fill one of the vacancies created when the Board increased the number of directors to eleven. He is a Director of the Zero Corporation, and is Chairman of the Henry Mayo Newhall Memorial Hospital Board of Directors. He is a member of the California Chamber of Commerce Board of Directors, and Chairman of the Chamber's Economic and Job Development Committee; he is also a member of the Stanford Sloan Alumni Advisory Board. He is a former Regent of the University of California (1984-1986), a former Chairman of the University of California Davis Foundation, and former President of the University of California Davis Alumni Association.


PHOTO     ROBERT L. PRESTEL
OF
ROBERT    Business and Management Consultant.
L.
PRESTEL Mr. Prestel, 58, was elected to the Board of Directors on September 29, 1994 to fill the other vacancy created when the Board increased the number of directors to eleven. He retired as Deputy Director of the National Security Agency in February 1994 after serving the Agency since 1962. During his career he was Director of Education and
          Training from 1981 to 1983, and Deputy Director for Research and Engineering from 1985 to 1990. He is the recipient of the President's Distinguished Executive Award in 1988; the Department of Defense's highest civilian award, the Distinguished Civilian Service Medal in 1988; and the National Intelligence Distinguished Service Medal in 1991. In 1994 he was named as a "Reinvention Hero" by President Clinton for instilling quality management into the National Security Agency and for being a quality mentor throughout government service. He is a member of the Johns Hopkins University Engineering Advisory Council and a member of the Board of Trustees for the Institute of Defense Analysis; and formerly was a consultant for the Joint Advisory Committee of the Massachusetts Institute of Technology Lincoln Laboratories. He teaches mathematics part-time at the University of Maryland.

            FURTHER INFORMATION CONCERNING THE BOARD OF DIRECTORS

     The Board of Directors met eight times during 1994. Standing committees of the Board include an Audit Committee, which met two times during 1994, and a Compensation Committee, which also met two times during 1994. At its Organization Meeting held in April 1994, the Board disbanded the standing committee, composed of all outside directors, formed in 1986 to monitor the Share Purchase Rights Plan and other matters related to shareowner protection. Since all regulatory changes and other information relating to shareowner rights and protection are regularly brought to the attention of the full Board, the Board concluded that there was no need to also have a separate standing committee for this purpose. There is no nominating committee.

     During the past year, the Audit Committee consisted of Directors Hartmann, Ricardo-Campbell, Eshleman and Graham. Among the Committee's functions are making recommendations to the Board of Directors regarding the continued engagement of independent auditors, reviewing with the independent auditors and Company financial management the plans for and results of the audit engagement, reviewing the adequacy of the Company's system of internal accounting controls, and reviewing and approving audit and nonaudit fees.

     The Compensation Committee consisted of Directors Shepard, O'Brien and Graham. The Committee's primary functions are to establish and administer the policies that govern the Company's executive compensation programs and to regularly evaluate these programs for their effectiveness in relation to the Company's financial performance.

     Except for Messrs. Cusumano and Prestel, who became directors in September 1994, no incumbent director attended fewer than 75% of the aggregate of (1) the total number of meetings of the Board of Directors and (2) the total number of meetings held by all committees of the Board on which he or she served during 1994.

                            DIRECTOR COMPENSATION

     Except for the Company's founders, Drs. Dean A. Watkins and H. Richard Johnson, directors who are not employees of the Company each receive an annual fee of $21,600 and a fee of $300 for each Board or Committee meeting attended.

     In April 1994, Drs. Watkins and Johnson retired as employees of the Company and the Board approved execution of certain consulting agreements with them, as founders; the agreements specify an annual fee payable to Dr. Watkins in the amount of $265,000, and an annual fee of $125,000 payable to Dr. Johnson, in addition to the regular director's fees.

     Directors who are not employees, except for Drs. Watkins and Johnson, also participate in the 1989 Stock Option Plan for Nonemployee Directors (the "1989 Director Plan"), which was approved at the Company's 1989 Annual Shareowners' Meeting. The 1989 Director Plan, provides that each nonemployee director is automatically granted options to purchase shares of the Company's common stock on the last Monday in April of each fiscal year, in accordance with the following schedule:

                          SCHEDULE OF OPTION GRANTS

               1990--3700 Shares             1995--2520 Shares
               1991--3430 Shares             1996--2330 Shares
               1992--3180 Shares             1997--2160 Shares
               1993--2940 Shares             1998--2000 Shares
               1994--2720 Shares

     The 1989 Director Plan also provides that new directors shall, upon election by the shareowners, receive an automatic, one-time grant of options to purchase the same number of shares of the Company's common stock as shall have been granted to the other directors in the year immediately preceding the new director's election.

     Options under the 1989 Director Plan provide for the purchase of shares at not less than the fair market value of the stock on the grant date, begin to vest and become exercisable after two years from grant at a rate of 33-1/3% per year, and remain exercisable for a period of ten years from the date of grant. Vested options expire one year after the optionee's service as a director ends.

     The aggregate number of shares which may be issued under the Plan is 200,000 shares of common stock; and as of December 31, 1994, there were 111,820 shares subject to outstanding options, and there were 80,180 shares available for future grants. At December 31, 1994, Directors Eshleman, Graham, O'Brien and Shepard held exercisable in-the-money options in the amount of 11,047 shares each and Directors Ricardo-Campbell and Hartmann held exercisable in-the-money options of 7,047 shares each. Directors Cusumano and Prestel will become eligible to participate in the Plan after their election to the Board at the shareowners meeting. The term "in-the-money" means that the grant price of the options was less than the market price of the Company's stock on December 31, 1994, which was $29.75 per share.

                             EXECUTIVE COMPENSATION

     The following tables set forth all annual and long-term compensation, including stock option awards, paid or to be paid to the Company's chief executive officer and the four other most highly compensated executive officers during the fiscal years indicated.

                           SUMMARY COMPENSATION TABLE

                                          ANNUAL COMPENSATION                 LONG TERM COMPENSATION
                               --------------------------------------------  ------------------------
                                                                             RESTRICTED    SECURITIES
                                                               OTHER ANNUAL     STOCK      UNDERLYING       ALL OTHER
                                                               COMPENSATION    AWARD(S)     OPTIONS/         COMPEN-
NAME AND PRINCIPAL POSITION    YEAR  SALARY($)(1)  BONUS($)(2)    ($)(3)        ($)(4)     SARS (#)(4)    SATION($)(5)
- ---------------------------    ----  ----------    ----------  -------------- ------------ ------------   -----------
W. KEITH KENNEDY ...........   1994   $440,000     $213,579           -0-         -0-          100,000      $210,120
President & Chief              1993    440,000      104,248           -0-         -0-           80,000       399,535
Executive Officer              1992    440,000       36,145           -0-         -0-           80,000       136,733

DEAN A. WATKINS ............   1994    285,750        2,872           -0-         -0-              -0-         4,415
Chairman of the Board          1993    290,000        4,056           -0-         -0-              -0-         5,200
                               1992    290,000        1,946           -0-         -0-              -0-         2,280

KEITH D. GILBERT(6) ........   1994    267,800       50,021           -0-         -0-           30,000        54,439
Executive Vice President       1993    266,400       22,822           -0-         -0-           30,000        83,708
                               1992    261,000       18,275           -0-         -0-           40,000        70,310

JAMES L. SCHRAM ............   1994    215,220      142,648           -0-         -0-           30,000       131,259
Executive Vice President       1993    192,600       50,458           -0-         -0-           30,000       196,976
                               1992    175,000       17,676           -0-         -0-           40,000        69,302

RICHARD G. BELL ............   1994    188,300       41,535           -0-         -0-           15,000        44,122
Vice President &               1993    181,400       21,054           -0-         -0-           15,000        79,759
General Counsel                1992    178,300        5,488           -0-         -0-           15,000        20,504

- ----------
(1) Represents total base salary earned by the five named officers, including amounts earned but deferred at the officer's election.
(2) Represents the vested portion of the Top Management Incentive Bonus Plan in the year awarded, and the bonus from the Employees' Cash Profit Sharing Bonus Plan, in which all employees of the Company participate based on a fixed percentage of pretax profits allocated over the salary base. Dr. Watkins does not participate in the Top Management Incentive Bonus Plan.
(3) The aggregate amount of perquisites and other personal benefits, securities or property, given to each named officer valued on the basis of aggregate incremental cost to the Company, was less than either $50,000 or 10% of the total of annual salary and bonus for that officer during each of these years.
(4) Represents incentive stock option awards; although the Company's 1991 Stock Option and Incentive Plan permits grants of restricted stock and stock appreciation rights, no such grants have been made.
(5) Represents Company contributions to the Employees' Profit Sharing Investment Plan and to the Employee Stock Ownership Plan for all named officers; also includes the unvested, deferred portion of the Top Management Incentive Bonus Plan in the year awarded for all named officers. Amounts shown for 1994 consist of the following: Profit sharing contributions of $5,541 each for Messrs. Kennedy, Gilbert, Schram and Bell and $4,415 for Dr. Watkins; ESOP contributions of $1,500 each to Messrs. Kennedy, Gilbert, Schram and Bell, respectively; and the unvested, deferred Top Management Incentive Bonus Plan awards of $203,079, $47,398, $124,218, and $37,081 for Messrs.
    Kennedy, Gilbert, Schram and Bell, respectively. These awards are granted in the form of "bonus units." The bonus units are determined by dividing the dollar value of the award by the December 31 book value per share, based on the Company's consolidated balance sheet. For 1994, the bonus units so determined vest at 50% each year on the anniversary date of award, and are fully vested after two years. For 1992 and 1993, the deferred bonus units vest at 25% each year on the award anniversary date, and become fully vested after four years. The unvested bonus units are subject to a risk of forfeiture if the executive leaves the Company prior to the vesting dates. Vested bonus units are valued as of December 31 of the fourth year for the 1992 and 1993 awards, and as of December 31 of the second year for the 1994 awards, based on the increase or decrease in the Company's book value from the date the bonus units are granted. Dr. Watkins does not participate in the ESOP or the Top Management Incentive Bonus Plan.
(6) In January 1995, Mr. Gilbert resigned as executive vice president of the Company. He will continue his employment as a consultant for approximately one year. Upon termination of his employment, Mr. Gilbert will be entitled to receive the remaining compensation due under his employment agreement, as well as certain accrued bonus amounts.

                          1994 OPTION/SAR GRANTS TABLE

     The following table sets forth incentive stock options granted to the named officers during 1994 under the Company's 1991 Stock Option and Incentive Plan.
No stock appreciation rights (SARs) were granted in 1994.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                             INDIVIDUAL GRANTS
- --------------------------------------------------------------------------------  POTENTIAL REALIZABLE VALUE
                           NUMBER OF      % OF TOTAL                                AT ASSUMED ANNUAL RATES
                           SECURITIES    OPTIONS/SARS                             OF STOCK PRICE APPRECIATION
                           UNDERLYING     GRANTED TO    EXERCISE OR                   FOR OPTION TERM(3)
                          OPTIONS/SARS   EMPLOYEES IN   BASE PRICE    EXPIRATION ----------------------------
    NAME                 GRANTED (#)(1)  FISCAL YEAR     ($/SH)(2)       DATE         5%($)        10%($)
    ----                 -------------- -------------- ------------- ------------ ------------- -------------
W. Keith Kennedy ........100,000         17.8%         $22.75        2/28/2004    $  1,430,000  $   3,625,000
Dean A. Watkins .........    -0-
Keith D. Gilbert ........ 30,000          5.3%          22.75        2/28/2004         429,000      1,088,000
James L. Schram ......... 30,000          5.3%          22.75        2/28/2004         429,000      1,088,000
Richard G. Bell ......... 15,000          2.7%          22.75        2/28/2004         215,000        544,000
All Optionees(4) ........561,000        100.0%          22.75              --        8,028,000     20,336,000
All Shareholders(5)  ....    --           --              --               --      103,258,000    261,756,000
All Optionees' Gain as a
 percentage of All
 Shareholders' Gain .....                                                                  7.8%           7.8%

- ----------
(1) Options granted in 1994 were incentive stock options up to the maximum allowed for each officer under Internal Revenue Code 422. The remaining awards were nonqualified stock options. Both incentive and nonqualified options are exercisable after 2 years from the grant date at a rate of 33-1/3% per year, with full vesting occurring after the 4th anniversary date; however, all options become immediately exercisable in the event of a change in control of the Company. The options were granted for a term of 10 years, subject to earlier termination in certain events related to termination of employment.
(2) Exercise or base price is the fair market value of the underlying shares on the date of grant. Options may be exercised with cash or by delivery of already-owned shares of Watkins-Johnson Company common stock.
(3) The 5% and 10% assumed annual rate of stock price appreciation would result from per share prices of $37.06 and $59.00, respectively. Said assumed rates are not intended to represent a forecast of possible future appreciation of the Company's common stock or total shareholder return.
(4) For "All Optionees," the number of options granted is the total of all options granted to Company employees in fiscal year 1994, and the potential realizable value is based on the $22.75 per share price of the options granted to the named executive officers on February 28, 1994 and a ten-year option term (the term of all options granted in fiscal year 1994).
(5) For "All Shareholders," the potential realizable value is based on a ten-year appreciation of the 7,220,861 shares outstanding on February 28, 1994 and on the $22.75 per share price of the options granted to the named executive officers on that date.

                 1994 OPTION EXERCISES AND YEAR-END VALUE TABLE

     The following table sets forth stock options exercised by any of the named executive officers during 1994, and the number and value of all unexercised options at year end. The value of "in-the-money" options refers to options having an exercise price which is less than the market price of Watkins-Johnson stock on December 31, 1994.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                                   NUMBER OF
                                                   SECURITIES      VALUE OF
                                                   UNDERLYING     UNEXERCISED
                                                  UNEXERCISED    IN-THE-MONEY
                                                  OPTIONS/SARS    OPTIONS/SARS
                                                  AT FY-END(#)   AT FY-END($)(2)
                                                  ------------- ---------------
                   SHARES ACQUIRED    VALUE       EXERCISABLE/    EXERCISABLE/
NAME                ON EXERCISE(#) REALIZED($)(1) UNEXERCISABLE   UNEXERCISABLE
- ----------------   --------------- ------------   ------------- ---------------
W. Keith Kennedy.....  125,898     $1,593,997       34,300/       $   78,750/
                                                   250,002         3,366,284
Dean A. Watkins......   18,100        133,325         -0-/               -0-/
                                                      -0-                -0-
Keith D. Gilbert.....   29,300        485,213      61,900/           456,570/
                                                   97,900          1,313,643
James L. Schram......   20,833        440,217      26,000/           160,000/
                                                   89,667          1,304,048
Richard G. Bell......   19,350        188,874       8,000/            95,625/
                                                   42,700            694,013

- -----------
(1) Based on the market price of the underlying shares at exercise date less the exercise price.
(2) Based on the market price of the Company's common stock at 12/31/94, which was $29.75 per share, less the exercise price.


                         EXECUTIVE EMPLOYEE AGREEMENTS

     The Company has executed five-year employment agreements with Messrs. Kennedy, Gilbert and Schram which, in addition to providing for a base salary, contain the following terms: The agreement may be terminated for cause, in which case compensation ceases as of the date of notice. If the agreement is terminated without cause, compensation for the remainder of the term plus six months severance becomes immediately payable. The employee may not thereafter, for a period of two years, engage in competition with the Company. In the event of a change in control, as defined in the agreement, the employee may cancel the agreement for breach, upon 30 days' written notice, and immediately collect the compensation due for the remainder of the term. Although the term of the agreement is five years, each agreement is renewed each year in order to reflect the officer's current salary and, in effect, extend the agreement term for an additional year. The agreements for Messrs. Kennedy, Gilbert and Schram were renewed in 1994 for five years each after their respective base salaries were determined using the financial performance criteria and factors set forth under the compensation programs and policies described for the chief executive and other officers in the Compensation Committee report.

     The Company maintains three-year severance agreements with other executives which provide that if after a change in control, the employee is terminated other than for good cause, as defined in the agreement, or suffers a substantial alteration in the terms of employment and terminates his or her own employment because of such alteration, the Company is obligated to pay the terminated employee 299.999% of the employee's yearly base salary compensation. The employee also has the right to terminate employment after 90 days and within 120 days of the change in control and receive from the Company one-half of the amount described above.

            REPORT OF THE BOARD OF DIRECTORS' COMPENSATION COMMITTEE

COMPENSATION PROGRAM AND POLICIES

     The Compensation Committee is responsible for establishing and administering the policies which govern base salaries, short- and long-term incentive compensation and stock ownership programs for the Chief Executive Officer and other executive officers. During the past year, the Committee was composed of three outside directors, Jack L. Shepard, Chairman, Raymond F. O'Brien and William R. Graham. After the death of Mr. Shepard in December 1994, Mr. O'Brien was appointed Acting Chairman until the Board's annual organization meeting, to be held immediately following the shareowners meeting, when the Board will form its committees for the ensuing year.

     Watkins-Johnson's compensation program is designed to attract and retain employees at all levels who will contribute to the long-range success of the Company. At the executive level, the program is broadened to reward key managers for achieving both short- and long-term strategic Company goals, to link executive and shareholder interests through stock-based plans, and to provide compensation packages that recognize individual contributions as well as overall business results. Therefore, a significant portion of each executive's total compensation is intended to be variable and is contingent upon overall Company results, success of the executive's business unit, and accomplishment of individual performance goals.

     Each year, the Committee conducts a careful review and evaluation of Watkins-Johnson's corporate performance, its executive compensation, and its incentive programs compared with two broad-based surveys of high-technology companies, as well as a smaller selection of geographically related peer companies of similar size and organizational structure. These surveys are used to ensure that the Company's compensation practices are competitive in the markets in which it operates, and that its employees are fairly paid. The first two surveys present comparative information on all aspects of executive compensation used by high-technology companies nationwide, while data from the selection of peer companies presents compensation practices of companies that are closely aligned to Watkins-Johnson in terms of size, revenues and product lines. Analysis of all information combined enables the Company and the Committee to make well-informed decisions.

     The three principal components of the Company's executive compensation program in 1994 were base salary, stock options, and a combined short- and long-term incentive award. Following are discussions of the Committee's philosophy and action in each area.

     Base Salaries. Base salaries are designed primarily to attract and retain individuals, and to be competitive in our marketplace. Based on the information obtained from the salary surveys referenced above, base salary levels are deemed competitive if they are between the 50th and 75th percentiles of the marketplace for similar positions. The Company strives to pay its executives within this range, with salaries falling at low, high or medium-range depending on the following performance considerations. To arrive at base salary adjustments for 1994, the Committee considered the Company's financial performance in 1993, including the executive's business unit performance against the annual profit plan. Three factors--achieving planned profit, obtaining additional profitable orders, and developing new business for the long term--were considered. These factors were not assigned specific weights, but profit was considered most important, with orders secondary. Other factors considered in arriving at base salary adjustments related to the executive's individual performance and included overall managerial effectiveness, success in promoting teamwork and an ability to recognize and act upon the changing requirements of the workplace. Adjustments to executive base salaries in 1994 were also based on a qualitative analysis of each position's current responsibilities and expected contribution to the Company's continuing advance into new areas of business.

     Stock Options. Under the 1991 Stock Option and Incentive Plan, stock options may be granted to executive officers and other key employees of the Company. The purpose of the awards is to align the executives' interests with those of shareowners. The size of stock option grants is measured by the same financial and individual performance criteria used to determine base salaries, and by the individual's position and responsibilities in the Company. In addition, some consideration is given to the amount and term of options already held. All stock options awarded to date under this plan have been granted with an exercise price equal to the fair market value of the Company's stock on the date of grant, with current grants beginning to vest after two years and becoming fully vested after four years. This is designed to encourage the creation of shareholder value over the long term, since no benefit is realized from the option grant unless the price of the Company's stock rises over a period of years.

     The Company does not have a policy that requires the Committee to qualify stock options awarded to executive officers for deductibility under Section 162(m) of the Internal Revenue Code of 1986, as amended. However, consideration of the net cost to the Company is always a factor in making compensation decisions.

     Short- and Long-term Incentive Awards. The Top Management Incentive Bonus Plan is designed to reward executives based on achievement of certain predetermined goals, which include overall corporate results, business unit performance, and certain qualitative factors such as organizational and management development. These goals are formula-based, and weighted so that 80% of the award is made on performance against financial objectives of profitability and new business, and 20% is based on qualitative goals relating to strategic planning, development of staff, and positioning of the business unit for future growth. The performance criteria were individually tailored to each executive and his or her area of responsibility, and the awards could range from zero to a multiple of an executive's base salary, based on progressively difficult levels of achievement. In order to encourage attainment of the Company's long-term goals for continued growth and profitability, the award is paid in two increments. In 1994, as a result of continued analysis of similar programs provided by our peer companies, the incremental percentages were changed from 20% to 50% for the first portion, and from 80% to 50% for the second. The first part, or 50% of the award, is paid in cash during the first quarter of the year after it is earned. The second increment, the remaining 50% of the award, is deferred in the form of bonus units, which are valued based on the Company's net book value at year end. The bonus units now vest over a two-year period at 50% annually as of each December 31 following the award date. If the executive leaves the Company during this period, any unvested amounts are forfeited. At the end of the second year the bonus units are valued at the Company's then book value per share and are paid out in February of the third year. Thus, executives' interests are aligned with shareowners by allowing the bonus units to appreciate or depreciate with the Company's book value. Both the 50% vested portion of the award and the 50% deferred amount earned in 1994 by the five named officers are shown under the Summary Compensation Table on page 7.

     Short- and Long-term Profit Sharing Plans. In order to encourage employees' interest and alignment with the Company's business objectives and performance goals, the Company has established two profit-sharing plans under which it shares a portion of its profits with all eligible employees, including executive officers. The Employees' Cash Profit Sharing Bonus Plan distributes 6% of annual pretax profits to all employees who have been employed for more than 90 days during the prior fiscal year. Before 1994, the pretax profit amount was calculated on consolidated, companywide profits allocated by fixed percentage over all employees' base pay. In order to more fairly compensate employees individually, the 6% profit amount for 1994 and beyond is based on each business unit's annual pretax profit, thereby giving employees a better understanding of and reward for the achievements made within their own work areas. The Employees' Profit Sharing and Investment Plan contributes 9% of annual companywide pretax profits to the trust accounts of employees, who are eligible to participate after 90 days of service. Under the Profit Sharing and Investment Plan, an ERISA-based plan, participants' accounts become fully vested after seven years, and all vested amounts are distributed upon retirement, or earlier termination from the Company. Annual contributions under both plans are distributed by applying the designated percentage to each participant's eligible base salary. There are no specific performance criteria relating to these plans.

     Top Management Deferred Compensation Plan. In 1994, the Board approved implementation of a non-qualified deferred compensation plan for the Company's executives. Under the plan, participants may elect to defer up to 15% of their base salary which will earn the prime rate in effect at the beginning of each quarter. The election to defer must be made prior to the year during which the compensation is earned and cannot be revoked once the elected year begins. Funds so deferred will be distributed in a lump sum only upon the earlier of retirement, termination, death, disability, hardship, or change in executive status.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     The same policies and programs described above were followed by the Committee in determining the 1994 compensation for Dr. Kennedy. As with the other executive officers, base salary is set, stock option awards are considered, and performance criteria are developed for the incentive bonus plan in February each year, based on the Company's financial performance and the CEO's individual contributions in the previous year.

     The criteria for considering Dr. Kennedy's base salary included the Company's overall performance in 1993 and its continued profitability due to constant monitoring of costs and elimination of nonvalue- added activities. Company performance factors included the percentage of profitability achieved against the annual profit plan, new orders booked, and the successful execution of the corporate strategic plan to prepare the Company for future growth and profitability. There were no specific weights assigned to these factors, but profitability was considered to be of primary importance. He has continued his strong leadership of the Company during this difficult period and set an example for his staff and all Company employees. Nevertheless, after careful study of chief executive officer salaries from the survey information described under Compensation Programs and Policies, it was determined that Dr. Kennedy's base salary remained at the high end of the range of compared companies, and therefore, the Committee decided there should be no increase in Dr. Kennedy's base salary for 1994.

     Apart from salary, the Committee granted Dr. Kennedy a stock option for 100,000 shares at $22.75, the market value of the Company's common stock on the date of grant. The specific factors considered in determining the size of the award for Dr. Kennedy were the same financial and individual performance criteria used when considering his base salary, and the responsibility of his position as chief executive officer. It was also noted that the size was reasonable compared to awards made to chief executive officers in the surveys described above, falling at mid-range in the surveys.

     The criteria established for Dr. Kennedy's incentive bonus award are the same as those set for other executive officers. The award is based on achievement of predetermined goals, with 80% based on financial objectives and 20% on certain qualitative goals. The Committee met at the beginning of 1994 to approve the formula-based goals for Dr. Kennedy and other executive officers, and to establish his qualitative goals for the year. As chief executive officer, his financial measurements related to overall profitability and growth objectives for the whole Company, rather than individual business units, and his qualitative goals were based on development and execution of current and long-term strategies, development of management, and strengthening the total organization. The Committee then met after year end to review the Company's financial results, and to evaluate his performance against his qualitative objectives. As with the other executive officers, the extent to which the formula factors are met, based on progressively difficult levels of achievement relating to financial returns and individual goals, determines the size of the award. Dr. Kennedy's corporate financial performance goals for 1994, together with achievement of his qualitative goals, were met at a level that resulted in an award to Dr. Kennedy under the incentive bonus plan equal to 92% of his base salary. However, 50% of the award, the long-term portion, is subject to change based on future appreciation or depreciation of the Company's book value.

     During 1994, the Company under Dr. Kennedy's management has continued to successfully implement its strategies, and increased its development of new markets. These efforts have again led to a significant increase in shareowner value, with an increase in the stock price in 1994 of 50%, following the increase of 40% at the end of 1993.

                                             The Compensation Committee


                                             Raymond F. O'Brien, Acting Chairman
                                             William R. Graham

                    WATKINS-JOHNSON STOCK PERFORMANCE GRAPH

     The following graph compares the cumulative total shareholder return (change in stock price plus reinvestment of dividends) of $100 invested on December 31, 1989 in the Company's common stock, the Standard & Poor's 500 Composite Index, and the Dow Jones Diversified Technology Index for a period of five years. The Standard & Poors Composite Index was chosen as our broad equity market index because of its wide distribution and recognition by shareholders. The Dow Jones Diversified Technology Index was selected as having a representative industry peer group of companies. The Dow Jones index includes 12 companies with at least 2 high-technology business segments.



[The following descriptive data is supplied in accordance with Rule 304(d) of Regulation S-T]

                                             Cumulative Total Return
          `                        ---------------------------------------------
                                      1990     1991     1992     1993     1994

Watkins Johnson Co                      69       56       77      109      165
S & P 500                               97      126      136      150      152
D J DIVERSIFIED TECHNOLOGY             107      127      140      164      169

                 APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS
                             (ITEM 2 ON PROXY CARD)

     The Board of Directors has appointed the firm of Deloitte & Touche as independent accountants of the Company for the current fiscal year, subject to the approval of shareowners. The Board of Directors expects that a representative of Deloitte & Touche will be present at the annual meeting of shareowners, will be given an opportunity to make a statement at the meeting if desired, and will be available to respond to appropriate questions.

     The vote required for approval of such appointment is a majority of the shares present in person or by proxy at the meeting.

     The Board recommends that shareowners vote "FOR" the appointment.


                                 OTHER MATTERS

     As of the date of this Proxy Statement, the Board of Directors does not intend to bring any other business before the meeting and, so far as is known to the Board of Directors, no matters are to be brought before the annual meeting except as specified in the notice of the annual meeting. However, as to any other business that may properly come before the annual meeting, it is intended that proxies, in the form enclosed, will be voted in respect thereof, in accordance with the judgment of the persons voting such proxies.


                   SHAREOWNER PROPOSALS--1996 ANNUAL MEETING

     Shareowners are entitled to present proposals for action at a forthcoming shareowners' meeting if they comply with the requirements of the proxy rules. Any proposals intended to be presented at the 1996 Annual Meeting of Shareowners of the Company must be received at the Company's offices on or before October 31, 1995, in order to be considered for inclusion in the Company's proxy statement and form of proxy relating to such meeting.


                                                  Carol H. Roosen, Secretary

March 6, 1995
Palo Alto, California


     YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE REQUESTED TO SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                                   APPENDIX A
                         FORM OF PROXY FOR SHAREHOLDERS


                            WATKINS-JOHNSON COMPANY

                  ANNUAL MEETING OF SHAREOWNERS--APRIL 8, 1995
      THIS PROXY IS SOLICITED BY AND ON BEHALF OF THE BOARD OF DIRECTORS.

            The undersigned hereby appoints Dr. Dean A. Watkins, Mr. John J. Hartmann, and Dr. William R. Graham as proxies of the undersigned, each with full power of substitution, to attend the Annual Meeting of
  P Shareowners of Watkins-Johnson Company to be held at the main office of the Company, 3333 Hillview Avenue, Palo Alto, California 94304, at 10:00
  R o'clock in the morning on Saturday, April 8, 1995, and at any adjournment or postponement thereof, and to vote the number of shares the undersigned
  O would be entitled to vote if personally present on any of the following matters and with discretionary authority as to any and all other matters
  X    that may properly come before the meeting.

  Y            THIS PROXY WILL BE VOTED AS SPECIFIED, OR IF NO CHOICE IS
            SPECIFIED, WILL BE VOTED FOR THE NOMINEES FOR ELECTION AND FOR
                                   PROPOSAL NO. 2

- ---------------------------------------
COMMENTS/ADDRESS CHANGE: PLEASE MARK  |
COMMENTS/ADDRESS BOX ON REVERSE SIDE  |      (Continued and to be signed
                                      |             on other side)
                                      |

                                                                 /X/ Please mark
                                                                     your votes
      ---------------                                                  as this
          COMMON
  MANAGEMENT RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED BELOW AND
                             FOR PROPOSALS 2 AND 3.

                               WITHHELD
                           FOR FOR ALL                      FOR AGAINST ABSTAIN
1. ELECTION OF DIRECTORS:  / /   / /   2. To approve the    / /    / /     / /
   All nominees listed                    appointment of
   below (except as                       Deloitte & Touche
   indicated to the                       as independent
   contrary below).                       accountants of the
                                          Company for the fiscal year 1995.
Dean A. Watkins, H. Richard Johnson,
W. Keith Kennedy, John J. Hartmann,
Raymond F. O'Brien, William R. Graham  3. In their discretion, to vote upon any
Gary M. Cusumano, Robert L. Prestel       and all such other matters as may
                                          properly come before the meeting or
To withhold authority to vote for any     postponement thereof.
individual nominee, write that
nominee's name in the space provided
below.
                                           I PLAN TO ATTEND MEETING        / /

                                              COMMENTS/ADDRESS CHANGE      / /
                                          Please mark this box if you have
                                          written comments/address change
                                              on the reverse side.

                                        Please  sign  exactly  as name  appears.
                                        When  shares are held by joint  tenants,
                                        both  should  sign.  When  signing as an
                                        attorney,  as  executor,  administrator,
                                        trustee or  guardian,  please  give full
                                        title as such. If a corporation,  please
                                        sign in full corporate name by president
                                        or  other  authorized   officer.   If  a
                                        partnership, please sign in partnership name by authorized person.

SIGNATURE(S)______________________________________________  DATE________________

     SHAREOWNERS ARE URGED TO MARK,DATE, SIGN AND RETURN THIS PROXY IN THE ENVELOPE IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED
                             IN THE UNITED STATES.

                             FOLD AND DETACH HERE

                     YOUR VOTE IS IMPORTANT TO THE COMPANY

                       PLEASE SIGN AND RETURN YOUR PROXY
                  BY TEARING OFF THE TOP PORTION OF THE SHEET
                        AND RETURNING IT IN THE ENCLOSED
                             POSTAGE-PAID ENVELOPE.

                                   APPENDIX B
                           FORM OF PROXY FOR TRUSTEE




                              DIRECTION TO TRUSTEE

             WATKINS-JOHNSON COMPANY EMPLOYEE STOCK OWNERSHIP PLAN WATKINS-JOHNSON EMPLOYEES' PROFIT SHARING INVESTMENT PLAN

             I hereby direct you as Trustee of the Watkins-Johnson Employee Stock Ownership Plan and the Watkins-Johnson Employees' Profit Sharing Investment Plan to vote the shares of Watkins-Johnson Company common stock credited to my account under the aforementioned plans at the Annual Meeting of Shareowners of Watkins-Johnson Company, to be held at the main office of the Company, 3333 Hillview Avenue, Palo Alto, California 94304,
  P at 10:00 o'clock in the morning on Saturday, April 8, 1995, and at any adjournment or postponement thereof.
  R
             I have filled in the appropriate boxes on the other side of this O card, and I authorize you to vote as indicated. Pursuant to the plans, in the absence of any instructions from me as to any item, shares credited X to my account shall be voted by you, as Trustee, in the same proportion as shares are voted for which instructions are received.
  Y

- ---------------------------------------
COMMENTS/ADDRESS CHANGE: PLEASE MARK  |
COMMENTS/ADDRESS BOX ON REVERSE SIDE  |      (Continued and to be signed
                                      |             on other side)
                                      |

                                                                 /X/ Please mark
                                                                     your votes
      ---------------                                                  as this
          COMMON
  MANAGEMENT RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED BELOW AND
                             FOR PROPOSALS 2 AND 3.

                               WITHHELD
                           FOR FOR ALL                      FOR AGAINST ABSTAIN
1. ELECTION OF DIRECTORS:  / /   / /   2. To approve the    / /    / /     / /
   All nominees listed                    appointment of
   below (except as                       Deloitte & Touche
   indicated to the                       as independent
   contrary below).                       accountants of the
                                          Company for the fiscal year 1995.
Dean A. Watkins, H. Richard Johnson,
W. Keith Kennedy, John J. Hartmann,
Raymond F. O'Brien, William R. Graham  3. In their discretion, to vote upon any
Gary M. Cusumano, Robert L. Prestel       and all such other matters as may
                                          properly come before the meeting or
To withhold authority to vote for any     postponement thereof.
individual nominee, write that
nominee's name in the space provided
below.
                                           I PLAN TO ATTEND MEETING        / /

                                              COMMENTS/ADDRESS CHANGE      / /
                                          Please mark this box if you have
                                          written comments/address change
                                              on the reverse side.

                                        Please  sign  exactly  as name  appears.
                                        When  shares are held by joint  tenants,
                                        both  should  sign.  When  signing as an
                                        attorney,  as  executor,  administrator,
                                        trustee or  guardian,  please  give full
                                        title as such. If a corporation,  please
                                        sign in full corporate name by president
                                        or  other  authorized   officer.   If  a
                                        partnership, please sign in partnership name by authorized person.

SIGNATURE(S)______________________________________________  DATE________________

     SHAREOWNERS ARE URGED TO MARK,DATE, SIGN AND RETURN THIS PROXY IN THE ENVELOPE IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED
                             IN THE UNITED STATES.

                             FOLD AND DETACH HERE

                     YOUR VOTE IS IMPORTANT TO THE COMPANY

                       PLEASE SIGN AND RETURN YOUR PROXY
                  BY TEARING OFF THE TOP PORTION OF THE SHEET
                        AND RETURNING IT IN THE ENCLOSED
                             POSTAGE-PAID ENVELOPE.